Exhibit 10

COCA-COLA PLAZA
ATLANTA, GEORGIA

HARRY L. ANDERSON	ADDRESS REPLY TO
VICE PRESIDENT	P.O. BOX 1734, NAT 2318
ATLANTA, GA 30301
404 676-7173
September 2, 2004	FAX: 404 515-3770

Mr. Chris Hughes

President

Lancer Corporation

6655 Lancer Blvd.

San Antonio, Texas 78219

Re: Settlement of Claims Related to the iFountain Program

Dear Chris:

This letter constitutes the agreement between The Coca-Cola Company (“TCCC”) and Lancer Corporation (“Lancer”), and each of TCCC’s and Lancer’s affiliates and subsidiaries to settle all obligations and potential claims associated with the iFountain dispenser development program and the iFountain dispenser, the Selected Project Agreements and Master Development Agreement to the extent related to iFountain, the March 14, 2001 agreement, and all other agreements relating to iFountain dispensers, and all business relationships between TCCC and Lancer arising out of or related to any of these matters (collectively, the “Program”).

In view of, among other things, the costs and commitments of resources incurred by both TCCC and Lancer in connection with the Program, each of the parties, represented by counsel, agree as follows:

Payment of Settlement Amount by TCCC to Lancer

TCCC agrees to pay Lancer a sum of $7,000,000 (the “Settlement Amount”) in consideration of, among other things, the mutual covenants and releases set forth herein, the engineering, research and development, and other costs incurred by Lancer in connection with Lancer’s work on the Program, the component parts purchased by Lancer for the iFountain dispensers that are in Lancer’s inventory that Lancer warrants can not be used for other dispensers and would otherwise need to be disposed of or destroyed (“Parts”), and to resolve all other issues relating to the Program.

Lancer recognizes that its acceptance of the Settlement Amount operates as an accord and satisfaction of any and all obligations owed by TCCC to Lancer with respect to the Program, including, but not limited to, engineering and tooling expenditures, research and development, non-tooling expenses, test equipment, test units, inventories, supplies, and any other outstanding expenses or commitments.

iFountain Parts

Upon the signing of this letter agreement by both parties, the Parts owned by Lancer will be transferred to TCCC and thereafter the Parts will be owned by TCCC.  Within 30 days after the signing of this letter agreement, TCCC will give instructions to Lancer on the disposition or disposal of the Parts that are held at Lancer facilities.  Lancer will be responsible for all costs associated with destruction of the Parts held at Lancer facilities that TCCC orders destroyed.  Any Parts that are to be shipped to TCCC’s Parts Warehouse will be packed and loaded on trucks by Lancer.  TCCC will arrange and pay for the transportation (FOB Lancer’s dock) of those Parts to the TCCC Parts Warehouse.  Lancer warrants and represents that (i) no Part or iFountain dispenser in its current form will be placed in the field, (ii) no Part or iFountain dispenser will be reconditioned, reconstructed, or otherwise remanufactured and placed in the field, and (iii) Lancer will not transfer any iFountain dispenser or any Parts to a third party, or allow a third party to do an act Lancer is prohibited from doing under this letter agreement, except as specifically authorized and directed by TCCC.  Lancer will be responsible for any required disposition or destruction of the Parts held at Lancer facilities or its suppliers, which Lancer warrants will be done in compliance with all applicable laws.

Lancer agrees to indemnify TCCC for all claims arising form (i) Lancer’s disposition, use, or destruction of the Parts or any iFountain dispenser held at Lancer’s facility or its suppliers, or (ii) a breach of the warranties and representations set forth in this letter agreement.

Notwithstanding anything to the contrary, Lancer has no further obligations with respect to the Program, including, without limitation, any relating to maintaining any spare parts or dispenser inventory, making any dispensers or parts, or providing any maintenance, except as may be mutually agreed in writing by the parties.  If requested by TCCC, Lancer will provide all information regarding the iFountain dispensers purchased by TCCC (e.g. specification sheets, manuals, dates of manufacture, and other requested information), will provide support to TCCC in the event issues related to the iFountain dispensers’ performance arise, and will manufacture spare parts for TCCC at an agreed upon price.  Lancer will continue to maintain any tools that might be necessary to manufacture parts for iFountain, unless otherwise directed by TCCC, which may request that certain tooling be sent to TCCC or destroyed.

Other Agreements

All the terms and conditions of the Master Development Agreement dated December 30, 1983, as amended, between TCCC and Lancer, and other agreements between TCCC and Lancer, to the extent not in conflict with this letter agreement, shall remain in full force and effect.

Releases

Lancer and TCCC both acknowledge that this letter agreement is entered into as a compromise resolution and does not constitute an admission of any liability or obligation whatsoever by either party, not does it constitute an admission by either party of any matter other than what is expressly stated herein.

Except as otherwise set forth in this letter agreement, each of Lancer, and its current and former subsidiaries and affiliates, and each of their current and former officers, directors, employees, and shareholders, hereby release, remise, acquit and forever discharge each of TCCC and its current and former subsidiaries and affiliates, and each of their current and former officers, directors, employees, shareholders, representatives, attorneys, agents, predecessors, subsidiaries, affiliates, bottlers, distributors and assigns of any and from any and all claims, counterclaims, debts, damages, liens, liabilities, demands, obligations, promises, acts, agreements, actions, causes of action, suits at law or in equity, and attorneys’ fees or costs of whatever kind or nature, whether known or unknown, which it have had, now have, or may have in the future, arising from or related to the Program.  Without limiting the generality of the foregoing, Lancer agrees and acknowledges that this release covers any claim that it might have arising out of any governmental investigation of the Program or any claim that it might have based on claims brought against it with regard to the Program.

Except as otherwise set forth in this letter agreement, each of TCCC and its current and former subsidiaries and affiliates, and each of their current and former officers, directors, employees, and shareholders hereby release, remise, acquit and forever discharge each of Lancer and its current and former subsidiaries and affiliates, and each of their current and former officers, directors, employees, shareholders, representatives, attorneys, agents, predecessors, subsidiaries, affiliates, heirs and assigns of any and from any and all claims, counterclaims, debts, damages, liens, liabilities, demands, obligations, promises, acts, agreements, actions, causes of action, suits at law or in equity, and attorneys’ fees or costs of whatever kind or nature, whether known or unknown, which they have had, now have or may have in the future, arising from or related to the Program.  Without limiting the generality of the foregoing, TCCC agrees and acknowledges that this release covers any claim that it might have arising out of any governmental investigation of the Program or any claim that it might have based on claims brought against it with regard to the Program.

Other Terms

This letter agreement is binding upon, and shall inure to the benefit of, each party hereto and its affiliates, past and present officers, agents, employees, partners, directors, shareholders, attorneys, successors, heirs, beneficiaries and assigns.  This letter agreement contains the entire agreement between Lancer and TCCC with respect to the Program, and, except as specifically provided herein, supersedes, in the manner described herein, any and all prior agreements between them.  This letter agreement is governed by the laws of the State of Georgia.

Sincerely,	Acknowledged and accepted:

/s/ HARRY ANDERSON	/s/ CHRIS HUGHES
Harry Anderson	Chris Hughes
Vice President-	President
Supply Chain and	Lancer Corporation
Manufacturing Management